CMN

Turnkey digital marketing and data collection platforms for the underserved media lifestyle markets, with an initial focus on WeedTV — a content streaming platform for cannabis enthusiasts.


ARTIFICIAL
INTELLIGENCE COMPANY
Specializing in cannabis and live streaming.
Where content meets commerce.
WeedTV

Invest

$100.80 minimum investment

DEADLINE: March 8, 2023

in 3 months

SHARE PRICE

$2.40

TOTAL RAISED

$13,656

VALUATION

$25,200,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

SOCIAL MEDIA COMPANIES MAKE MONEY OFF YOUR HARD WORK AND YOUR NETWORK.

CMN DOES THE OPPOSITE.

CMN rewards you to help you make the profit you deserve, off data collected by your network.

With this being a common occurrence, CMN was created — a technology company with the goal of creating turnkey digital marketing and data collection platforms for the underserved media lifestyle markets. Its first platform, **WeedTV, is a content streaming platform to entertain cannabis enthusiasts and help businesses grow**.

CMN offers innovative technologies using the latest learning tools to build better real world scenarios. We use AI to focus on input computation and activations.

PROBLEM

LIMITED INDUSTRY SPECIFIC PLATFORMS

Underserved media lifestyle markets lack intelligent dedicated platforms.

BAD USER EXPERIENCES

With the content you consume being highly diversified, you find yourself jumping every which way looking for that elusive content that you just can't seem to find. An **unnecessary, inconvenient, and challenging experience**.

TURNING CONTENT TO COMMERCE

Business owners face the challenge of monetizing content. Traditional platforms often withhold the data and analytics that publishers truly need to fully monetize their content. We belive that better monetization could result in higher quality content for the viewers.


weed TV
The Cannabis Media Network

SOLUTION

Using next generation technology and a creative distribution platform, CMN is able to focus on any underserved media lifestyle market by providing them a turnkey digital marketing and data collection platform. Introducing our first platform, WeedTV.

WeedTV is catered towards cannabis enthusiasts and related businesses. Whether you're a user looking for an interactive social media experience or a business looking to market and sell products, we've got you covered.

USERS

CMN is striving to deliver creative programming in one place to those that are into, or curious about cannabis. With varying category channels, our goal is to have something for everyone.

- Creative experiences
- Exclusive offers
- Entertainment
- Special events
- Information

BUSINESSES

Monetizing content has become inherently difficult. Our goal is to provide businesses ("channel partners") the opportunity to reach targeted audiences and take it one step further by turning content into commerce.

- Monetization opportunities
- Platform as a service (PAAS)
- Artificial Intelligence
- Targeted audiences
- Marketing

Most platforms lack transparency when it comes to their users' data. WeedTV is being designed to provide data transparency to enable businesses to run effective marketing campaigns.

The mission & vision is to empower and inspire people, business and industry through video, voice and visual experiences. Creating. Connecting. Content. Commerce.

- CMN 2022

WHY CANNABIS?

Cannabis is an early stage, rapidly growing industry suited to the education, entertainment, and market opportunities CMN was created to provide.

With **thousands of businesses attempting to reach millions of US cannabis consumers**, we believe it to be one of the most underserved markets in America. And unlike news, music, and sports it is an industry without a major dedicated media network. We intend for WeedTV to be that network.


Watch
VIDEOS
CHANNEL
CATEGORY
9:40
Pot & Pans: S1 | Episode 7 - Pablo Santos
Pot & Pans
Cooking
8 views
1 day ago

BUSINESS MODEL

CMN's business model focuses on monetizing social media by creating a content marketplace through the use of technology where **content creates commerce**.

While socially connected with providers and other enthusiasts, users have access to creative experiences, exclusive offers, entertainment, special events, and information. With this synergy, our goal is to profit from both B2B and B2C.

- Advertising revenues
- Subscription fees
- Installation and Licensing fees

> **"CMN has reinvented the approach to monetizing media and created a new business model expanding the way content creators and networks monetize content."**
>
> *- Mark Bradley*
> *CEO, CMN*

MARKET

CMN created WeedTV to target the rapidly growing cannabis industry, with intentions to apply their proprietary technology and business plan to a number of other underserved lifestyle markets in the future.

With cannabis becoming more widely accepted throughout the United States, CMN has a significant opportunity to provide value to enthusiasts and the businesses that serve them. The legal cannabis market is projected to generate **$43 billion** by 2025 (Forbes).

Advantages for WeedTV

- Premium brand and domain name
- Disruptive, proprietary technology that aims to monetize video content
- Unprecedented access to cannabis leaders and proprietary relationships with media and entertainment industry experts
- Rights to compelling cannabis-centric content and high-level multi-platform distribution relationships

ASSETS & IP

- 1500+ users
- 400+ original WeedTV produced television episodes and videos.
- 200+ cannabis brands & 39+ businesses ("channel partners").
- Proprietary technology and source code.
- Android and Apple mobile apps.
- Facebook and Instagram and other social extensions.
- 150+ hours of footage spanning seven years for the development of "High Stakes", an original television series.

TEAM



Mark Bradley
CEO

Mark Bradley is a visionary who throughout his career focused on the development of New Media Digital Lifestyle Channels, Technology, and Content Development. A pioneer of digital distribution, he guided PNTV's growth from a Las Vegas In-Room gaming channel, "Player's Network" to "Vegas On Demand" the first ever video on demand National Cable Network distributed in 104 million homes. Mark assisted Google Video as it 3rd content partner to launch short form content years before YouTube existed as well as Mark launched Vegas On Demand as one of the first 50 channels to help launch the first Over The Top (OTT) Television platform HULU.



Michael Berk
President of Programming

Michael Berk Created and Executive Produced Baywatch, the Guinness Book of World Records "Most watched television series in history" and produced the Baywatch Movie for Paramount starring Dwayne Johnson and Zac Efron. Michael co-created the Las Vegas International Film Festival CineVegas, and the Vegas On Demand VOD Channel on Comcast and other cable systems. Michael wrote the feature film Soul Surfer that received an "A+" Cinema score, won the Movie Guide Award as most inspirational movie of the year, and became the highest grossing surf movie of all time. Over his extensive film and television career, Michael Berk's diverse roster of credits have garnered multiple Emmy Awards.



Tony Caporicci

Chief Technology Scientist

Tony Caporicci is innovating the CMN AI technology to make the inference from data collected occurring from the viewing and transacting of the applications, applicable to Cannabis. His team has written software and applied common tools and enhanced these models to complement Machine Learning, Deep Learning and Federated Learning as it pertains and applies to creating algorithms for Cannabis Interests, Cultivation and Use.

USE OF PROCEEDS

If the offering's maximum amount of $1,249,999 is raised:

Use	Value	% of Proceeds
Sales and Marketing	$468,750	37.5%
Development of Technology	$344,999	27.6%
Management and Staff	$250,000	20.0%
General & Administrative	$125,000	10.0%
Intermediary fees	$61,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in CMN, INC.. This offering must raise at least $10,000 by March 8, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. CMN may issue additional securities to raise up to $1,249,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,020,833 shares
× $2.40 per share

$26,449,999 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 6, 2022
- Form C/A on May 23, 2022
- Form C/A on July 12, 2022
- Form C/A on October 11, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Oct 11, 2022	•	Filed Form C/A
Jul 12, 2022	•	Filed Form C/A
May 23, 2022	•	Filed Form C/A
May 6, 2022	•	Primary offering of 520,833 shares at $2.40
May 6, 2022	•	Filed Form C

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